Exhibit 99.1

The Wendy’s Company Reports 2013 First-Quarter Results

Adjusted EBITDA Increased 21% Compared to Prior Year;

Adjusted EPS Increased from $0.01 to $0.03

Company-Operated North America Same-Store Sales Increased 1.0%,

Despite Negative Impact of Holiday Shifts and Adverse Weather Conditions

Brand Transformation Accelerating;

Wendy’s on Track to Reimage 200 Systemwide Restaurants in 2013

Company Expects 2013 Refinancing to Reduce Annualized Interest Expense by $20 million

Company Reiterates 2013 Adjusted EBITDA Outlook of $350 to $360 million;

Raises Adjusted EPS Outlook to a Range of $0.20 to $0.22 Due to Refinancing Benefit

DUBLIN, Ohio (May 8, 2013) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the first quarter ended March 31, 2013.

“Our solid first-quarter profitability increase was in line with our expectations,” President and Chief Executive Officer Emil Brolick said. “The momentum from our ‘Recipe to Win’ brand transformation, Image Activation progress and results from our new ‘Right Price, Right Size Menu™’ translated into strong earnings growth in the first quarter. We generated positive same-store sales and overcame the negative impact from the New Year and Easter holiday shifts, as well as adverse weather conditions. We have also seen a solid consumer response to the April introduction of our new Flatbread Grilled Chicken sandwiches, although the price-value component of our business continues to represent a challenge.”

First-Quarter 2013 Summary

Highlights from the first quarter included the following:

•	Consolidated revenues increased to $603.7 million in the first quarter of 2013, compared to $593.2 million in the first quarter of 2012.

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Wendy’s® North America Company-operated restaurants generated a same-store sales increase of 1.0 percent in the first quarter of 2013. Franchise same-store sales in North America increased 0.6 percent during the quarter.

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Company-operated North America restaurant margin increased 100 basis points to 12.8 percent in the first quarter of 2013, compared to 11.8 percent in the first quarter of 2012. The margin improvement was due primarily to higher same-store sales, including rollover pricing and favorable product mix, along with reductions in beverage costs and breakfast advertising expense, partly offset by an increase in commodity costs of 90 basis points.

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Adjusted EBITDA increased 21.0 percent to $77.3 million in the first quarter of 2013, compared to first quarter 2012 Adjusted EBITDA of $63.9 million. See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein (i.e., Adjusted EBITDA and Adjusted Earnings Per Share).

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Net income attributable to The Wendy’s Company was $2.1 million in the first quarter of 2013, compared to $12.4 million in the first quarter of 2012. The first-quarter 2012 results included an $18 million after-tax net gain on the sale of an investment.

•	Adjusted Earnings Per Share were $0.03 in the first quarter of 2013, compared to $0.01 in the first quarter of 2012.

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Earnings per share were $0.01 in the first quarter of 2013, compared to $0.03 in the first quarter of 2012. The first-quarter 2012 results included an after-tax net gain on the sale of an investment of $0.05 per share.

Brand Transformation Accelerating; Image Activation Program Remains on Track

The Company is accelerating its brand transformation, including Image Activation restaurants, a bold new Wendy’s logo, stylish uniforms, updated menu boards and innovative products. In March 2013, the Company also began introducing new packaging prominently featuring the new logo.

As of April 30, 2013, the Wendy’s system had opened a total of 86 new and reimaged Image Activation restaurants since the program began, and the Company continues to expect to reimage 50 percent of its Company-operated restaurants by the end of 2015. “We are making excellent progress with Image Activation, one of the most critical elements of our ‘Recipe to Win’ strategy,” Brolick said. “Consumer reaction to our Tier One reimages that we started in 2011 and accelerated in 2012 has produced very positive traffic and sales growth. Early response to our Tier Two and Tier Three reimages, which have lower investment costs, is also positive, and we expect to see an increase in these openings throughout 2013.”

Wendy’s is offering an incentive program to qualified franchisees completing Image Activation restaurant reimages during 2013 and has expanded the program to include all three of its Image Activation tiers. The Company has received franchisee applications for more than 100 reimages across all three tiers. As previously announced, the Company expects to record approximately $10 million in incremental year-over-year G&A expense related to the incentive program during the fourth quarter of 2013.

“We are excited about the positive response from franchisees to our Image Activation incentive program,” Chief Financial Officer Steve Hare said. “We expect the number of reimaged franchised restaurants to increase over the next three years as our brand transformation accelerates.”

Total Shareholder Return Continues to Improve; 2013 Refinancing Adds to Total Interest Expense Savings as Key Component of Financial Management Strategy

The Company recently announced that its indirect wholly owned subsidiary, Wendy’s International, Inc., has entered into an agreement to refinance its existing credit facility. The Company expects this refinancing to generate approximately $20 million in ongoing annualized interest expense savings, including $12 million in 2013. This is in addition to the approximately $30 million in ongoing annualized net interest expense savings from the Company’s 2012 refinancing. The Company expects the current refinancing transaction to close on or after May 16, 2013.

On May 2, the Company announced the declaration of its regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 17, to stockholders of record as of June 3. During the fourth quarter of 2012, the Company’s Board of Directors authorized a 100 percent increase in the quarterly cash dividend rate from $0.02 to $0.04 per share, effective with the Company’s December 2012 dividend.

During the fourth quarter of 2012, the Company’s Board of Directors also authorized a share repurchase program for up to $100 million of the Company’s common stock through Dec. 29, 2013. The common stock repurchase program allows the Company to make repurchases as market conditions warrant and to the extent legally permissible. The Company did not repurchase any shares during 2012 or the first quarter of 2013.

“The 2013 refinancing and recent dividend increase are important elements of our financial management strategy, and dividends will continue to be part of our commitment to improve total shareholder returns,” Hare said. “Coupled with our 2012 refinancing, we will have reduced our annualized net interest expense by approximately $50 million compared to two years ago. This will benefit our cash flow and earnings per share in the coming years, and provides us with additional flexibility with respect to organic growth opportunities such as Image Activation and shareholder value-enhancing initiatives.”

Company Reiterates 2013 Adjusted EBITDA and Long-Term Outlook; Increases 2013 Adjusted EPS Outlook to a Range of $0.20 to $0.22 Due to Refinancing Benefit

For 2013, the Company reiterated its outlook for Adjusted EBITDA of $350 million to $360 million, a 5 to 8 percent increase compared to 2012. The outlook for 2013 Adjusted EBITDA reflects:

•	Higher year-over-year profitability in each of the first three quarters, with lower growth rates in the second and third quarter of 2013, relative to the first quarter.

•	Lower year-over-year profitability in the fourth quarter, due primarily to the anticipated expense of about $10 million from the Company’s Image Activation franchisee incentive program.

As a result of the expected benefit from the 2013 debt refinancing, the Company increased its outlook for 2013 Adjusted Earnings Per Share from a range of $0.18 to $0.20 to a range of $0.20 to $0.22. The new Adjusted Earnings Per Share range represents an 18 to 29 percent increase compared to 2012.

Estimated 2013 Adjusted Earnings Per Share excludes $20 to $25 million of anticipated pretax depreciation for existing assets that will be replaced as part of the Company’s Image Activation initiative. The Company expects its total 2013 depreciation and amortization expense to increase 15 to 20 percent compared to 2012.

Also included in the Company’s 2013 outlook is:

•	Average same-store sales growth of 2.0 to 3.0 percent at Wendy’s North America Company-operated restaurants.

•	New restaurant development and restaurant closures as follows:

•	North America Company-operated: 25 openings with 20 to 30 closures

•	North America franchise: 40 openings with 90 to 100 closures

•	International: 60 openings with 15 to 20 closures

•	The reimaging of 100 Company-operated restaurants.

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Approximately $10 million in incremental year-over-year G&A expense associated with the Company’s Image Activation franchisee incentive program, which includes the planned reimaging of 100 franchised restaurants in 2013. The Company expects to record this expense in the fourth quarter.

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Company-operated restaurant margin of 14.2 to 14.5 percent, compared to 14.0 percent in 2012. This estimate includes the benefit of same-store sales increases, Image Activation sales, discontinuation of breakfast at certain restaurants and cost-savings initiatives. It also assumes a 90 to 120 basis-point impact from higher commodity costs, primarily in the second half of the year, driven by rising beef and chicken costs.

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Capital expenditures of approximately $245 million, compared to $198 million in 2012. This estimate includes $145 million for Image Activation designs at 25 new and 100 reimaged Company-operated restaurants in North America.

The Company continues to target long-term Adjusted EBITDA and Adjusted Earnings Per Share growth beyond 2013 in the high single-digit to low double-digit range.

Conference Call and Webcast Scheduled for 10 a.m. Today, May 8

The Company will host a conference call today at 10 a.m. ET, with a simultaneous webcast from the investor relations section of the Company’s website at www.aboutwendys.com. Hosting the call will be President and Chief Executive Officer Emil Brolick, Chief Financial Officer Steve Hare and Chief Communications Officer John Barker. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast with the accompanying slides will be available on the Company’s website at www.aboutwendys.com.

Second-Quarter Release and Conference Call Scheduled for Aug. 7

The Company plans to release its second-quarter results before the market opens on Aug. 7 and host a conference call at 10 a.m. ET the same day with a simultaneous webcast from the investor relations section of the Company’s Web site at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement; and

(17)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).

Because all companies do not calculate Adjusted EBITDA and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of net income or earnings per share.

Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income or projected Adjusted Earnings Per Share to projected earnings per share.

The Company’s presentation of Adjusted EBITDA and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 27 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Media and Investor Contacts:

John Barker: (614) 764-3044 or john.barker@wendys.com

Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

First Quarters Ended March 31, 2013 and April 1, 2012

(In Thousands Except Per Share Amounts)

	First Quarter
	2013	2012
	(Unaudited)
Revenues:
Sales	$530,673	$519,929
Franchise revenues	73,009	73,258

	603,682	593,187

Costs and expenses:
Cost of sales	460,828	455,467
General and administrative	65,310	72,304
Depreciation and amortization	51,797	32,311
Impairment of long-lived assets	—	4,511
Facilities relocation costs and other transactions	3,038	6,143
Other operating expense, net	245	1,535

	581,218	572,271

Operating profit	22,464	20,916

Interest expense	(20,964)	(28,235)
Other expense, net and investment income, net	(2,271)	28,931

(Loss) income before income taxes and noncontrolling interests	(771)	21,612
Benefit from (provision for) income taxes	2,904	(6,878)

Net income	2,133	14,734
Net income attributable to noncontrolling interests	—	(2,384)

Net income attributable to The Wendy’s Company	$2,133	$12,350

Basic and diluted net income per share attributable to The Wendy’s Company	$0.01	$0.03

Number of shares used to calculate basic income per share	392,498	389,701

Number of shares used to calculate diluted income per share	395,694	392,275

	March 31,	December 30,
	2013	2012
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$428,684	$453,361
Total assets	4,256,978	4,303,199
Long-term debt, including current portion	1,455,545	1,457,562
Total stockholders’ equity	1,971,479	1,985,855

Reconciliation of Adjusted EBITDA to Net Income

Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	First Quarter
	2013	2012
Adjusted EBITDA	$77,299	$63,881
Less:
Depreciation and amortization	(51,797)	(32,311)
Impairment of long-lived assets	—	(4,511)
Facilities relocation costs and other transactions	(3,038)	(6,143)

Operating profit	22,464	20,916

Interest expense	(20,964)	(28,235)
Other expense, net and investment income, net	(2,271)	28,931

(Loss) income before income taxes and noncontrolling interests	(771)	21,612
Benefit from (provision for) income taxes	2,904	(6,878)

Net income	2,133	14,734
Net income attributable to noncontrolling interests	—	(2,384)

Net income attributable to The Wendy’s Company	$2,133	$12,350

Reconciliation of Adjusted Income and Adjusted Earnings Per Share to Net Income

and Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	First Quarter
	2013		2012
		Per share		Per share
Adjusted income and adjusted earnings per share	$13,101	$0.03	$3,347	$0.01

(Less) plus:
Depreciation of assets that will be replaced as part of the Image Activation initiative	(9,068)	(0.02)	—	—
Facilities relocation costs and other transactions	(1,900)	(0.00)	(3,808)	(0.01)
Impairment of long-lived assets	—	—	(2,783)	(0.01)
Gain on sale of investment, net	—	—	17,978	0.05

Total adjustments	(10,968)	(0.02)	11,387	0.03

Net income	2,133	0.01	14,734	0.04
Net income attributable to noncontrolling interests	—	—	(2,384)	(0.01)

Net income and earnings per share attributable to The Wendy’s Company	$2,133	$0.01	$12,350	$0.03